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                                                                [EXECUTION COPY]





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                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                                BT INDUSTRIES AB,


                         LIFT ACQUISITION COMPANY, INC.


                                       AND


                             THE RAYMOND CORPORATION




                            Dated as of June 16, 1997






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


                          AGREEMENT AND PLAN OF MERGER


                                TABLE OF CONTENTS


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                                                                                           ----

ARTICLE I           THE OFFER.............................................................  1
      1.01  The Offer.....................................................................  1
      1.02  Company Actions...............................................................  3
      1.03  Composition of the Board of Directors.........................................  4

ARTICLE II          THE MERGER AND RELATED MATTERS........................................  5
      2.01  The Merger....................................................................  5
      2.02  Conversion of Stock...........................................................  6
      2.03  Dissenting Stock..............................................................  6
      2.04  Surrender of Certificates.....................................................  7
      2.05  Payment ......................................................................  8
      2.06  No Further Rights of Transfers................................................  8
      2.07  Stock Option and Other Plans..................................................  9
      2.08  Certificate of Incorporation of the Surviving Corporation..................... 10
      2.09  By-Laws of the Surviving Corporation.......................................... 10
      2.10  Directors and Officers of the Surviving Corporation........................... 10
      2.11  Closing ...................................................................... 10

ARTICLE III         REPRESENTATIONS AND WARRANTIES........................................ 10
      3.01  Representations and Warranties of the Company................................. 10
                    (a)  Due Organization, Good Standing and Corporate Power.............. 11
                    (b)  Authorization and Validity of Agreement.......................... 11
                    (c)  Capitalization................................................... 12
                    (d)  Consents and Approvals; No Violations............................ 13
                    (e)  Company Reports and Financial Statements......................... 14
                    (f)  Absence of Certain Changes....................................... 14
                    (g)  Title to Properties; Encumbrances................................ 15
                    (h)  Compliance with Laws............................................. 15
                    (i)  Litigation....................................................... 15
                    (j)  Employee Benefit Plans........................................... 16
                    (k)  Employment Relations and Agreements.............................. 18
                    (l)  Taxes     ....................................................... 18
                    (m)  Liabilities...................................................... 20



                                       (i)

                    (n)  Intellectual Properties.......................................... 20
                    (o)  Proxy Statement, Schedule l4D-9 and Schedule l4D-1............... 22
                    (p)  Broker's or Finder's Fee......................................... 22
                    (q)  Environmental Laws and Regulations............................... 23
                    (r)  State Takeover Statutes; Charter Provisions...................... 24
                    (s)  Voting Requirements.............................................. 24
                    (t)  Rights Agreement................................................. 24
                    (u)  Opinion of Financial Advisor..................................... 25
      3.02  Representations and Warranties of Parent and Sub.............................. 25
                    (a)  Due Organization; Good Standing and Corporate Power.............. 25
                    (b)  Authorization and Validity of Agreement.......................... 25
                    (c)  Consents and Approvals; No Violations............................ 26
                    (d)  Offer Documents, Schedule l4D-9 and Proxy Statement.............. 26
                    (e)  Broker's or Finder's Fee......................................... 27
                    (f)  Financing ....................................................... 27

ARTICLE IV          TRANSACTIONS PRIOR TO CLOSING DATE.................................... 27
      4.01  Access to Information Concerning Properties and Records....................... 27
      4.02  Confidentiality............................................................... 28
      4.03  Conduct of the Business of the Company Pending the Closing Date............... 28
      4.04  Proxy Statement............................................................... 30
      4.05  Shareholder Approval.......................................................... 30
      4.06  Reasonable Best Efforts....................................................... 31
      4.07  No Solicitation of Other Offers............................................... 31
      4.09  HSR Act ...................................................................... 33
      4.10  Exon-Florio................................................................... 35
      4.11  Employee Benefits............................................................. 35
      4.13  Rights Agreement.............................................................. 37
      4.14.  Public Announcements......................................................... 37
      4.15  Transfer Tax.................................................................. 37

ARTICLE V           CONDITIONS PRECEDENT TO MERGER........................................ 38
      5.01  Conditions Precedent to Obligations of Parent, Sub and the Company............ 38
                    (a)  Approval of Company's Shareholders............................... 38
                    (b)  HSR Act   ....................................................... 38
                    (c)  Exon-Florio...................................................... 38
                    (d)  Injunction....................................................... 38
                    (e)  Statutes  ....................................................... 39
                    (f)  Minimum Condition................................................ 39

ARTICLE VI          TERMINATION AND ABANDONMENT........................................... 39
      6.01  Termination................................................................... 39



                                      (ii)
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
      6.02  Effect of Termination......................................................... 41

ARTICLE VII         MISCELLANEOUS......................................................... 41
      7.01  Fees and Expenses............................................................. 41
      7.02  Representations and Warranties................................................ 42
      7.03  Extension; Waiver............................................................. 42
      7.04  Notices ...................................................................... 42
      7.05  Entire Agreement.............................................................. 43
      7.06  Binding Effect; Benefit; Assignment........................................... 44
      7.07  Amendment and Modification.................................................... 44
      7.08  Further Actions............................................................... 44
      7.09  Headings...................................................................... 44
      7.10  Counterparts.................................................................. 44
      7.11  Applicable Law................................................................ 44
      7.12  Severability.................................................................. 44
      7.13  Certain Definitions........................................................... 45
      7.14  Parent Guarantee.............................................................. 45
      7.15  Submission to Jurisdiction.................................................... 45


ANNEX A...................................................................................A-1




                                      (iii)

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of June 16, 1997 (this "Agreement"), by and among BT INDUSTRIES, INC., a corporation incorporated under the laws of Sweden ("Parent"), LIFT ACQUISITION COMPANY, INC., a New York corporation and a direct or indirect wholly-owned subsidiary of Parent ("Sub"), and THE RAYMOND CORPORATION, a New York corporation (the "Company").

         WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent;

         WHEREAS, in contemplation thereof it is proposed that Sub will make a tender offer (the "Offer") to purchase all the issued and outstanding shares of common stock, $1.50 par value, of the Company ("Common Stock"), subject to the terms and conditions of this Agreement, at a price of $33.00 per share net to the seller in cash (the "Offer Price");

         WHEREAS, to complete such acquisition, the respective Boards of Directors of Parent, Sub and the Company, have approved the merger of the Company into Sub (the "Merger"), pursuant to and subject to the terms and conditions of this Agreement; and

         WHEREAS, the Directors of the Company have unanimously determined that each of the Offer and the Merger are fair to, and in the best interests of, the holders of Common Stock, approved the Offer and the Merger and recommended the acceptance of the Offer and approval and adoption of this Agreement by the shareholders of the Company; and


         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:


                                    ARTICLE I

                                    THE OFFER

         1.01 The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Article VI hereof and so long as none of the events set forth in Annex A hereto (the "Tender Offer Conditions") shall have occurred and are continuing, as promptly as practicable, but in no event later than the fifth business day after the date of this Agreement, Parent and Sub shall, and Parent shall cause Sub to, commence the Offer at the Offer Price. The obligations of Sub to accept for payment and to pay for any shares of

Common Stock tendered shall be subject only to the Tender Offer Conditions, any of which may be waived by Parent or Sub in their sole discretion; provided, however, that Sub shall not waive the Minimum Condition (as defined in Annex A) without the prior written consent of the Company. The Tender Offer Conditions are for the sole benefit of Parent and Sub and may be asserted by Parent and Sub regardless of the circumstances giving rise to any such Tender Offer Conditions or, except as expressly set forth herein, may be waived by Parent and Sub in whole or in part. Parent and Sub expressly reserve the right to modify the terms of the Offer, including without limitation to extend the Offer beyond any scheduled expiration date; provided; however, without the prior written consent of the Company, Sub shall not (i) reduce the number of shares of Common Stock to be purchased in the Offer, (ii) reduce the Offer Price, (iii) modify or add to the Tender Offer Conditions, (iv) change the form of consideration payable in the Offer or (v) make any other change in the terms of the Offer which is materially adverse to the holders of the Common Stock. Upon the terms and subject to the conditions of the Offer, Sub shall purchase all shares of Common Stock which are validly tendered on or prior to the expiration of the Offer and not withdrawn.

         (b) As soon as reasonably practicable on the date the Offer is commenced, Parent and Sub shall file, and Parent shall cause Sub to file, with the Securities and Exchange Commission (the "Commission") a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer. The Schedule 14D-1 shall contain (included as an exhibit) or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and a form of the related letter of transmittal (the "Letter of Transmittal"), as well as all other information and exhibits required by law (which Schedule 14D-1, Offer to Purchase, Letter of Transmittal and such other information and exhibits, together with any supplements or amendments thereto, are referred to herein collectively as the "Offer Documents"). The Schedule 14D-1 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the Commission and the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to any information supplied by the Company in writing for inclusion in the Schedule 14D-1. Each of Parent and Sub agrees promptly to correct any information provided by it for use in the Offer Documents that shall be, or have become, false or misleading in any material respect, and Parent and Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the Commission and the other Offer Documents as so corrected to be disseminated to holders of Common Stock, in each case as and to the extent required by applicable federal securities laws. Each of Parent and Sub agrees to provide the Company and its counsel with copies of any written comments Parent and Sub or their counsel may receive from the Commission or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel an opportunity to participate, including by participating with Parent and its counsel in any discussions with the Commission or its staff, in the response of Parent or Sub to such comments.

         1.02 Company Actions. The Company hereby consents to the Offer and the Merger and represents that (a) its Board of Directors (at a meeting duly called and held) has (i) determined by the unanimous vote of the Directors that each of the Offer and the Merger is fair to, and in the best interests of, the holders of Common Stock, (ii) approved the Offer and the Merger and adopted this Agreement in accordance with the provisions of the New York Business Corporation Law, (iii) recommended acceptance of the Offer and approval and adoption of this Agreement by the shareholders of the Company, (iv) taken all other applicable action necessary to render (x) Section 912 of the New York Business Corporation Law and other state takeover statutes, (y) Article SEVENTH of the Company's Restated and Amended Certificate of Incorporation and (z) the Rights Agreement dated as of March 1, 1997 (the "Rights Agreement") inapplicable to the Offer and the Merger; and (b) Lehman Brothers has delivered to the Board of Directors of the Company its opinion that the consideration to be received by the holders of Common Stock, other than Parent and Sub, pursuant to the Offer and the Merger is fair to such holders of Common Stock from a financial point of view, subject to the assumptions and qualifications contained in such opinion. The Company shall file with the Commission, as soon as practicable on the date of the commencement of the Offer, a Solicitation/Recommendation Statement on Schedule 14D-9, (together with all amendments and supplements thereto, the "Schedule l4D-9"), containing the recommendations referred to in clause (a) of the preceding sentence and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 under the Exchange Act. Parent and Sub and their counsel shall be given the opportunity to review and comment upon the Schedule l4D-9 prior to its filing with the Commission. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the Commission and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Sub in writing for inclusion in the Schedule 14D-9. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the Commission or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Parent and its counsel an opportunity to participate, including by participating with the Company and its counsel in any discussions with the Commission or its staff, in the response of the Company to such comments. In connection with the Offer, the Company will promptly furnish Sub with mailing labels, security position listings and any available listing or computer list containing the names and addresses of the record holders of the Common Stock as of the most recent practicable date and shall furnish Sub with such additional information (including, but not limited to, updated lists of holders of Common Stock and their addresses, mailing labels and lists of security positions) and such other assistance as Sub or its agents may reasonably request in communicating the Offer to the Company's shareholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and its affiliates and associates shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, shall deliver to the Company all copies of such information in their possession. The Company has been advised that each of its directors and executive officers intends to tender pursuant to the Offer all shares of Common Stock owned of record and beneficially by him or her except to the extent such tender would violate applicable securities laws.

         1.03 Composition of the Board of Directors. (a) Promptly upon the acceptance for payment of, and payment by Sub in accordance with the Offer for, shares of Common Stock equal to at least two-thirds of the outstanding shares of Common Stock, pursuant to the Offer, Sub shall be entitled to designate up to such number of directors on the Board of Directors of the Company, rounded up to the next whole number, as will give Sub, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, representation on such Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock beneficially owned by Sub and Parent and the denominator of which shall be the number of shares of Common Stock then outstanding, and the Company and its Board of Directors shall, at such time, take any and all such action needed to cause Sub's designees to be appointed to the Company's Board of Directors (including using its reasonable best efforts to cause directors to resign). Subject to applicable law, the Company shall take all action requested by Parent which is reasonably necessary to effect any such election, including mailing to its shareholders the Information Statement containing the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 so long as Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees. Parent or Sub will be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. In furtherance thereof, the Company will increase the size of the Company's Board of Directors (subject to the limitations set forth in the Company's Restated and Amended Certificate of Incorporation and By-Laws), or use its reasonable efforts to secure the resignation of directors, or both, as is necessary to permit Sub's designees to be elected to the Company's

Board of Directors. At the Effective Time (as defined in Section 2.01(a) hereof), the Company, if so requested, will use its reasonable efforts to cause persons designated by Sub to constitute the same percentage of each committee of such board, each board of directors of each Subsidiary and each committee of each such board (in each case to the extent of the Company's ability to elect such persons).

         (b) Following the election or appointment of Sub's designees pursuant to this Section 1.03 and prior to the Effective Time (as hereinafter defined), any amendment or termination of this Agreement or the Restated and Amended Certificate of Incorporation or By-Laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent and Sub or waiver of any of the Company's rights hereunder, and any other consent or action by the Board of Directors hereunder, will require the concurrence of a majority (which shall be at least two) of the directors of the Company then in office who are directors on the date hereof and who voted to approve this Agreement or are designated by a majority of the directors of the Company who are directors on the date hereof and who voted to approve this Agreement.


                                   ARTICLE II

                         THE MERGER AND RELATED MATTERS

         2.01 The Merger. (a) Subject to the terms and conditions of this Agreement, at the time of the Closing (as defined in Section 2.11 hereof), a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by Sub and the Company in accordance with the New York Business Corporation Law and shall be filed on the Closing Date (as defined in Section 2.11 hereof). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of New York in accordance with the provisions and requirements of the New York Business Corporation Law. The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Time."

         (b) At the Effective Time, Sub shall be merged with and into the Company and the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation under the laws of the State of New York under the name of "The Raymond Corporation" (the "Surviving Corporation").

         (c) From and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the New York Business Corporation Law.

         2.02 Conversion of Stock. At the Effective Time:

         (a) Each share of Common Stock then issued and outstanding (other than (i) any shares of Common Stock which are held by any Subsidiary or in the treasury of the Company, or which are held, directly or indirectly, by Parent or any direct or indirect subsidiary of Parent (including Sub), all of which shall be cancelled and none of which shall receive any payment with respect thereto and (ii) shares of Common Stock held by Dissenting Shareholders (as defined in Section 2.03 hereof)) shall, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holder thereof, be cancelled and converted into and represent the right to receive an amount in cash, without interest, equal to the price paid for each share of Common Stock pursuant to the Offer (the "Merger Consideration"); and

         (b) Each share of common stock, par value $0.01 per share, of Sub then issued and outstanding shall, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holder thereof, become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

         2.03 Dissenting Stock. Notwithstanding anything in this Agreement to the contrary but only to the extent required by New York Business Corporation Law, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by holders of Common Stock who comply with all the provisions of New York law concerning the right of holders of Common Stock to dissent from the Merger and require appraisal of their shares of Common Stock ("Dissenting Shareholders") shall not be converted into the right to receive the Merger Consideration but shall become the right to receive such consideration as may be determined to be due such Dissenting Shareholder pursuant to the law of the State of New York; provided, however, that (i) if any Dissenting Shareholder shall subsequently deliver a written withdrawal of his or her demand for appraisal (with the written approval of the Surviving Corporation, if such withdrawal is not tendered within 60 days after the Effective Time), or (ii) if any Dissenting Shareholder fails to establish and perfect his or her entitlement to appraisal rights as provided by applicable law, then such Dissenting Shareholder or Shareholders, as the case may be, shall forfeit the right to appraisal of such shares and such shares shall thereupon be cancelled and be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration, without interest. The Company shall give Parent and Sub (A) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company, and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demand.

         2.04 Surrender of Certificates. (a) Prior to the Effective Time, Parent shall designate a bank or trust company located in the United States to act as paying agent (the "Paying Agent") for purposes of making the cash payments contemplated hereby. As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to mail and/or make available to each holder of a certificate theretofore evidencing shares of Common Stock (other than those which are held by any Subsidiary or in the treasury of the Company or which are held directly or indirectly by Parent or any direct or indirect subsidiary of Parent (including Sub)) a notice and letter of transmittal advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Paying Agent such certificate or certificates which immediately prior to the Effective Time represented outstanding Common Stock (the "Certificates") in exchange for the Merger Consideration deliverable in respect thereof pursuant to this Article II. Upon the surrender for cancellation to the Paying Agent of such Certificates, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereon, and any other items specified by the letter of transmittal, the Paying Agent shall promptly pay to the Person (as defined in Section 7.14 hereof) entitled thereto the Merger Consideration deliverable in respect thereof. Until so surrendered, each Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the Merger Consideration deliverable in respect thereof to which such Person is entitled pursuant to this Article II. No interest shall be paid or accrued in respect of such cash payments.

         (b) If the Merger Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of the Merger Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Paying Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid.

         (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II, provided that, the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

         2.05 Payment. Concurrently with or immediately prior to the Effective Time, Parent or Sub shall deposit in trust with the Paying Agent cash in United States dollars in an aggregate amount equal to the product of (i) the number of shares of Common Stock outstanding immediately prior to the Effective Time (other than shares of Common Stock which are held by any Subsidiary or in the treasury of the Company or which are held directly or indirectly by Parent or any direct or indirect subsidiary of Parent (including Sub) or a Person known at the time of such deposit to be a Dissenting Shareholder) and (ii) the Merger Consideration (such amount being hereinafter referred to as the "Payment Fund"). The Payment Fund shall be invested by the Paying Agent as directed by Parent in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Ratings Group or certificates of deposit, bank repurchase agreements or bankers' acceptances of a commercial bank having at least $100,000,000 in assets (collectively "Permitted Investments") or in money market funds which are invested in Permitted Investments, and any net earnings with respect thereto shall be paid to Parent as and when requested by Parent. The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 2.02(a) hereof out of the Payment Fund. The Payment Fund shall not be used for any other purpose except as otherwise agreed to by Parent. Promptly following the date which is six months after the Effective Time, the Paying Agent shall return to the Surviving Corporation all cash, certificates and other instruments in its possession that constitute any portion of the Payment Fund (other than net earnings on the Payment Fund which shall be paid to Parent), and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without interest, but shall have no greater rights against the Surviving Corporation or Parent than may be accorded to general creditors of the Surviving Corporation or Parent under applicable law. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of shares of Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

         2.06 No Further Rights of Transfers. At and after the Effective Time, each holder of a Certificate shall cease to have any rights as a shareholder of the Company, except for, in the case of a holder of a Certificate (other than shares to be cancelled pursuant to Section 2.02(a) hereof and other than shares held by Dissenting Shareholders), the right to surrender his or her Certificate in exchange for payment of the Merger Consideration or, in the case of a Dissenting Shareholder, to perfect his or her right to receive payment for his or her shares pursuant to New York law if such holder has validly perfected and not withdrawn his or her right to receive payment for his or her shares, and no transfer of shares of Common Stock shall be made on the stock transfer books of the Surviving Corporation. Certificates presented to the Surviving Corporation after the Effective Time shall be cancelled and exchanged for cash as provided in this
Article II. At the close of business on the day of the Effective Time the stock ledger of the Company with respect to Common Stock shall be closed.

         2.07 Stock Option and Other Plans. (a) Prior to the Effective Time, each of the Board of Directors of the Company (or, if appropriate, any Committee thereof) and the Company shall use its reasonable best efforts to obtain the consent of all of the holders of options to purchase Common Stock (the "Options") heretofore granted under any stock option plan of the Company (the "Stock Plans") to provide for the cancellation, effective at the Effective Time, of all the outstanding Options, as follows: Immediately prior to the Effective Time, each Option, whether or not then vested or exercisable, shall no longer be exercisable for the purchase of shares of Common Stock but shall entitle each holder thereof, in cancellation and settlement therefor, to payments in cash (subject to any applicable withholding taxes, the "Cash Payment"), at the Effective Time, equal to the product of (x) the total number of shares of Common Stock subject to such Option as to which such Option could have been exercisable and (y) the excess of the Merger Consideration over the exercise price per share of Common Stock subject to such Option, each such Cash Payment to be paid to each holder of an outstanding Option at the Effective Time. The Company will use its reasonable best efforts to ensure that any then-outstanding stock appreciation rights or limited stock appreciation rights shall be cancelled as of immediately prior to the Effective Time without any payment therefor. As provided herein, the Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary (collectively with the Stock Plans, referred to as the "Stock Incentive Plans") shall terminate as of the Effective Time. The Company will use its reasonable best efforts to take all steps necessary to ensure that neither the Company nor any of its Subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any Person, other than Parent or its affiliates (including Sub), to own any capital stock of the Surviving Corporation or except for certain call options in respect of the capital stock of certain of its dealership subsidiaries, as more fully set forth in Section 3.01(c)(ii) of the Company Disclosure Letter, any of its subsidiaries or to receive any payment in respect thereof. The Company will use its reasonable best efforts to obtain all necessary consents to ensure that after the Effective Time, the only rights of the holders of Options to purchase shares of Common Stock in respect of such Options will be to receive the Cash Payment in cancellation and settlement thereof.

         (b) All Stock Plans shall terminate as of the Effective Time and the provisions in any other Employee Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall use its reasonable best efforts to ensure that following the Effective Time no holder of an option to purchase Common Stock or any participant in any Stock Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation.

         2.08 Certificate of Incorporation of the Surviving Corporation. The Restated and Amended Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation and shall be amended as set forth on Annex B attached hereto.

         2.09 By-Laws of the Surviving Corporation. The By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

         2.10 Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, until the next annual shareholders' meeting of the Surviving Corporation and until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, be the officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.

         2.11 Closing. Unless this Agreement shall have been terminated pursuant to Article VI hereof, and the transactions contemplated thereby shall have been abandoned, the closing of the Merger (the "Closing") shall take place at the offices of White & Case, 1155 Avenue of the Americas, New York, New York, as soon as practicable after the last of the conditions set forth in Article V hereof is fulfilled or waived (subject to applicable law) but in no event later than the fifth business day thereafter, or at such other time and place and on such other date as Parent and the Company shall mutually agree (the "Closing Date").

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

          3.01 Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Sub as follows:

          (a) Due Organization, Good Standing and Corporate Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each such corporation has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a material adverse effect on the business, properties, assets, operations, results of operations or financial condition (the "Condition") of the Company and its Subsidiaries taken as a whole. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole. The Company has made available to Parent and Sub complete and correct copies of the Restated and Amended Certificate of Incorporation and By-Laws of the Company and the comparable governing documents of each of its Subsidiaries, in each case as amended to the date of this Agreement. Other than as set forth in Section 3.01(a) of the Company's disclosure letter (the "Company Disclosure Letter") delivered concurrently with the delivery of this Agreement, the respective certificates of incorporation and by-laws or other organizational documents of the Subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control such Subsidiaries.

          (b) Authorization and Validity of Agreement. The Company has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized and unanimously approved by its Board of Directors and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby (other than the approval of this Agreement by the holders of at least two thirds of the outstanding shares of Common Stock entitled to vote and the filing of appropriate merger documents as required by New York law). This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

          (c) Capitalization. (i) The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock and no shares of preferred stock. As of June 10, 1997, (1) 10,738,604 shares of Common Stock are issued and outstanding, (2) 148,586 shares of Common Stock are reserved for issuance pursuant to outstanding Options granted under the Stock Plans and
     (3) 20,758 shares of Common Stock are held in the Company's treasury. All issued and outstanding shares of Common Stock have been validly issued and are fully paid and nonassessable, and are not subject to, nor were they issued in violation of, any preemptive rights. Except as set forth in this
     Section 3.01(c) or in Section 3.01(c) of the Company Disclosure Letter, (i) there are no shares of capital stock of the Company authorized, issued or outstanding and (ii) there are not as of the date hereof, and at the Effective Time there will not be, any outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Common Stock or any other shares of capital stock of the Company, pursuant to which the Company is or may become obligated to issue shares of Common Stock, any other shares of its capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of the Company. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the shareholders of the Company or any of its Subsidiaries on any matter ("Voting Debt").

          (ii) Section 3.01(c)(ii) of the Company Disclosure Letter lists all of the Company's Subsidiaries. All of the outstanding shares of capital stock of each of the Company's Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned, of record and beneficially, by the Company, free and clear of all liens, encumbrances, options or claims whatsoever, except as set forth in Section 3.01(c)(ii) of the Company Disclosure Letter. Except as set forth in
     Section 3.01(c)(ii) of the Company Disclosure Letter, no shares of capital stock of any of the Company's Subsidiaries are reserved for issuance and there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital stock of any Subsidiary, pursuant to which such Subsidiary is or may become obligated to issue any shares of capital stock of such Subsidiary or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of such Subsidiary. There are no restrictions of any kind which prevent the payment of dividends by any of the Company's Subsidiaries. Except for the Subsidiaries listed on Section 3.01(c)(ii) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other equity interest in any Person or have any direct or indirect equity or ownership interest in any Person and neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan, capital contribution or otherwise) to or in any Person. The Company's Subsidiaries have no Voting Debt.

          (d) Consents and Approvals; No Violations. Assuming (i) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), are made and the waiting period thereunder has been terminated or has expired, (ii) voluntary notification under Section 721 of the Defense Production Act of 1950, as amended ("Exon-Florio"), is made, (iii) the requirements of the Exchange Act relating to the Proxy Statement and the Offer are met, (iv) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by New York Business Corporation Law, are made and (v) approval of the Merger and this Agreement by holders of at least two thirds of the outstanding shares of Common Stock entitled to vote, if required by the New York Business Corporation Law or the Restated and Amended Certificate of Incorporation or By-Laws of the Company, is received, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not: (1) violate any provision of the Restated and Amended Certificate of Incorporation or By-Laws of the Company or the comparable governing documents of any of its Subsidiaries; (2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets may be bound; (3) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority; or (4) except as set forth in Section 3.01(d) of the Company Disclosure Letter, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which it or any of their respective properties or assets are bound or subject except for in the case of clauses (3) and (4) above for such filing, permit, consent, approval or violation, which would not have a material adverse effect on the Condition of the Company and its Subsidiaries, taken as a whole, or would prevent or materially delay consummation of the transactions contemplated by this Agreement.

          (e) Company Reports and Financial Statements. (i) Since January 1, 1994, the Company has filed all forms, reports and documents with the Commission required to be filed by it pursuant to the federal securities laws and the Commission rules and regulations thereunder, and all forms, reports and documents filed with the Commission by the Company have complied in all material respects with all applicable requirements of the federal securities laws and the Commission rules and regulations promulgated thereunder. The Company has, prior to the date of this Agreement, made available to Parent true and complete copies of all forms, reports, registration statements and other filings filed by the Company with the Commission since January 1, 1994, (such forms, reports, registration statements and other filings, together with any exhibits, any amendments thereto and information incorporated by reference therein, are sometimes collectively referred to as the "Commission Filings"). As of their respective dates, the Commission Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets as of the end of the fiscal years ended December 31, 1996, December 31, 1995, and December 31, 1994, and the consolidated statements of income, consolidated statements of shareholders' equity and consolidated statements of cash flows for the fiscal years ended December 31, 1996, December 31, 1995, and December 31, 1994, included in the Commission Filings, were prepared in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and changes in cash flows for the periods then ended.

          (f) Absence of Certain Changes. Except as previously disclosed in the Commission Filings, since December 31, 1996, (i) there has not been any material adverse change in the Condition of the Company and its Subsidiaries taken as a whole; (ii) the businesses of the Company and each of its Subsidiaries have been conducted only in the ordinary course; (iii) neither the Company nor any of its Subsidiaries has incurred any material liabilities (direct, contingent or otherwise) or engaged in any material transaction or entered into any material agreement outside the ordinary course of business; (iv) the Company and its Subsidiaries have not increased the compensation of any officer or granted any general salary or benefits increase to their employees other than in the ordinary course of business; (v) neither the Company nor any of its Subsidiaries has taken any action referred to in
     Section 4.03 hereof except as permitted thereby; (vi) there has been no declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company; and (vii) there has been no change by the Company in accounting principles, practices or methods.

          (g) Title to Properties; Encumbrances. The Company and each of its Subsidiaries has good, valid and marketable title to (i) all of its material tangible properties and assets (real and personal), including, without limitation, all the properties and assets reflected in the consolidated balance sheet as of December 31, 1996 except as indicated in the notes thereto and except for properties and assets reflected in the consolidated balance sheet as of December 31, 1996 which have been sold or otherwise disposed of in the ordinary course of business after such date and except where the failure to have such good, valid and marketable title would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole, and (ii) all the tangible properties and assets purchased by the Company and any of its Subsidiaries since December 31, 1996 except for such properties and assets which have been sold or otherwise disposed of in the ordinary course of business and except where the failure to have such good, valid and marketable title would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole; in each case subject to no encumbrance, lien, charge or other restriction of any kind or character, except for (1) liens reflected in the consolidated balance sheet as of December 31, 1996,
     (2) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by the Company or any of its Subsidiaries in the operation of its respective business, (3) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent and (4) such encumbrances, liens, charges or other restrictions which would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole.

          (h) Compliance with Laws. Except as disclosed in the Commission Filings, the Company and its Subsidiaries are in compliance with all applicable laws, regulations, orders, judgments and decrees except where the failure to so comply would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole or would prevent or materially delay consummation of the transactions contemplated by this Agreement.

          (i) Litigation. Except as disclosed in the Commission Filings or as set forth in Section 3.01(i) of the Company Disclosure Letter, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of the Company any investigation by) any governmental or other instrumentality or agency, pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries, or any of their properties or rights which would have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole or would prevent or materially delay consummation of the transactions contemplated by this Agreement. There are no such suits, actions, claims, proceedings or investigations pending or, to the knowledge of the Company, threatened, seeking to prevent or challenging the transactions contemplated by this Agreement. Except as disclosed in the Commission Filings, neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which would have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole or would prevent or materially delay consummation of the transactions contemplated by this Agreement.

          (j) Employee Benefit Plans. Set forth in Section 3.01(j) of the Company Disclosure Letter is an accurate and complete list of each domestic and foreign employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), and each stock option, stock appreciation right, restricted stock, incentive, bonus, employment, severance or salary or benefits continuation plan, program, arrangement or agreement maintained by the Company or any of its Subsidiaries (including, for this purpose and for the purpose of all of the representations in this
     Section 3.01(j), all employers (whether or not incorporated) that would be treated together with the Company and/or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the "Code")) or to which the Company or any such Subsidiary contributes (or has any obligation to contribute), has any liability or is a party (collectively, the "Employee Benefit Plans"); and, except to the extent that a breach of any of the following representations would not have a material adverse effect on the Condition of the Company and its Subsidiaries, taken as a whole, (i) each Employee Benefit Plan is in substantial compliance with applicable law (including, without limitation, ERISA and the Code) and has been administered and operated in all respects in accordance with its terms; (ii) each Employee Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and each foreign Employee Benefit Plan which is intended to have a similar status under applicable non-U.S. law has received a determination of such status from the relevant governmental authority, and, to the knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination; (iii) no complete or partial termination of any Employee Benefit Plan covered by Title IV of ERISA has occurred and no proceedings have been instituted to terminate or appoint a trustee to administer any such Employee Benefit Plan; (iv) neither the Company nor any of its Subsidiaries has incurred any unsatisfied liability to the Pension Benefit Guaranty Corporation (the "PBGC") with respect to any "single-employer plan" (within the meaning of Section 4001(a)(15) of ERISA), including, without limitation, any liability under Section 4069 of ERISA or any penalty imposed under Section 4071 of ERISA, except for payments of premiums to the PBGC; (v) no Employee Benefit Plan subject to Section 412 or 418B of the Code or Section 302 of ERISA has incurred any accumulated funding deficiency within the meaning of such sections of the Code or ERISA; (vi) the actuarial present value of the accumulated plan benefits (whether or not vested and determined in accordance with the actuarial assumptions which are set forth in the most recent actuarial valuation report of the applicable plan) under any Employee Benefit Plan covered by Title IV of ERISA or the benefits of which are actuarially determined, as of the close of its most recent plan year did not exceed the fair value of the assets allocable thereto; (vii) full payment has been timely made of all amounts which the Company or any of its Subsidiaries is required under applicable law or under any Employee Benefit Plan to have paid as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof, and the Company and its Subsidiaries have made adequate provisions, in accordance with generally accepted accounting principles, in their financial statements for all obligations and liabilities under all Employee Benefit Plans that have accrued but have not been paid because they are not yet due under the terms of any such Employee Benefit Plan or applicable law; (viii) no Employee Benefit Plan currently contributed to by the Company or any of its Subsidiaries is a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, or a "multiple employer plan" within the meaning of the Code or ERISA and neither the Company nor any of its Subsidiaries has incurred any unsatisfied withdrawal liability under Title IV of ERISA with respect to any such plan; (ix) neither the Company nor any Subsidiary has incurred any material liability (including, without limitation, additional contributions, fines, taxes, penalties or loss of tax deduction) as a result of a failure to administer or operate any Employee Benefit Plan that is a "group health plan" (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code) in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code; (x) except as set forth in Section 3.01(j)(x) of the Company Disclosure Letter or the financial statements of the Company and its Subsidiaries included in the Commission Filings, neither the Company nor any of its Subsidiaries has any unfunded liabilities pursuant to any "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) that is not intended to be "qualified" under Section 401(a) of the Code; (xi) none of the Company, any of its Subsidiaries or affiliates or, to Company's knowledge, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction, act or omission to act in connection with any Employee Benefit Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code;
     (xii) set forth in Section 3.01(j)(xii) of the Company Disclosure Letter are all Employee Benefit Plans and agreements, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment, "parachute payment" (as such term is defined in Section 280G of the Code), severance, bonus, retirement or job security or similar-type benefit, or increase any benefits or accelerate the payment or vesting of any benefits to any employee or former employee or director of the Company or any Subsidiary as a result of the execution of this Agreement and the consummation of the transactions contemplated hereby; and (xiii) no liability, claim, action, audit, examination or litigation has been made, commenced or, to the Company's knowledge, threatened with respect to any Employee Benefit Plan (other than for benefits payable in the ordinary course).

          (k) Employment Relations and Agreements. (i) Each of the Company and its Subsidiaries is in substantial compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; (ii) no material unfair labor practice charge or complaint against the Company or any of its Subsidiaries is pending before the National Labor Relations Board; (iii) there is no labor strike, slowdown, stoppage or material dispute actually pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries; (iv) no representation question exists respecting the employees of the Company or any of its Subsidiaries; and (v) no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries is or has been a party to a collective bargaining agreement; and (vii) neither the Company nor any of its Subsidiaries has experienced any material labor difficulty during the last three years. Except as disclosed in Section 3.01(k) of the Company Disclosure Letter or in the Commission Filings, there exist no employment, consulting, severance, indemnification agreements or deferred compensation agreements between the Company and any director, officer or employee of the Company or any agreement that would give any Person the right to receive any payment from the Company as a result of the Offer or the Merger.

          (l) Taxes. Except as provided in Section 3.01(l) of the Company Disclosure Letter:

          (i) Tax Returns. The Company and each of its subsidiaries, has timely filed or caused to be timely filed with the appropriate taxing authorities all Federal and other material returns, statements, forms and reports for Taxes (as hereinafter defined) ("Returns") that are required to be filed by, or with respect to, the Company and such subsidiaries. The Returns reflect accurately all material liability for Taxes of the Company and such subsidiaries for the periods covered thereby. "Taxes" means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all Federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

          (ii) Payment of Taxes. All material Taxes and Tax liabilities of the Company and its subsidiaries have been timely paid or adequately disclosed and fully provided for as a liability on the financial statements of the Company and its subsidiaries in accordance with generally accepted accounting principles.

          (iii) Other Tax Matters. (A) Section 3.01(l)(iii)(A) of the Company Disclosure Letter sets forth (1) each taxable year or other taxable period of the Company or any of its subsidiaries for which an audit or other examination of Taxes by the appropriate tax authorities of any nation, state or locality is currently in progress (or scheduled to be conducted) together with the names of the respective tax authorities conducting (or scheduled to conduct) such audits or examinations and a description of the material subject matter of such audits or examinations, (2) the most recent taxable year or other taxable period for which an audit or other examination relating to Federal income taxes of the Company and its subsidiaries has been finally completed and the disposition of such audit or examination, (3) the taxable years or other taxable periods of the Company or any of its subsidiaries which will not be subject to the normally applicable statute of limitations by reason of the existence of circumstances that would cause any material statute of limitations for applicable Taxes to be extended, (4) the amount of any proposed adjustments (and the principal reason therefor) relating to any Returns for Tax liability of the Company or any of its subsidiaries which have been proposed or assessed by any taxing authority and (5) a list of all notices received by the Company or any of its subsidiaries from any taxing authority relating to any issue which could affect the Tax liability of the Company or any of its subsidiaries, which issue has not been finally determined and which, if determined adversely to the Company or any such subsidiaries, could result in a material Tax liability.

               (B) Neither the Company nor any of its subsidiaries has been included in any "consolidated," "unitary" or "combined" Return (other than Returns which include only the Company and any subsidiaries of the Company) provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

               (C) All material Taxes which the Company or any of its subsidiaries is (or was) required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

               (D) There are no tax sharing, allocation, indemnification or similar agreements or arrangements in effect as between the Company, any subsidiary, or any predecessor or affiliate thereof and any other party under which Parent, Purchaser or the Company (or any of its subsidiaries) could be liable for any Taxes or other claims of any party other than the Company or any subsidiary of the Company.

               (E) No indebtedness of the Company or any of its subsidiaries consists of "corporate acquisition indebtedness" within the meaning of
     Section 279 of the Code.

               (F) Neither the Company nor any of its subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its subsidiaries, and the Internal Revenue Service has not initiated or proposed any such adjustment or change in accounting method.

          (m) Liabilities. Neither the Company nor any of its Subsidiaries has any claims, liabilities or indebtedness, contingent or otherwise, outstanding except (i) as set forth in the consolidated balance sheet of the Company as of December 31, 1996, or referred to in the footnotes thereto, (ii) for liabilities incurred subsequent to December 31, 1996 in the ordinary course of business not involving borrowings by the Company or any of its Subsidiaries, (iii) as otherwise disclosed in the Commission Filings or (iv) such claims, liabilities or indebtedness which would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries is in default in respect of the material terms and conditions of any indebtedness or other agreement.

          (n) Intellectual Properties. In the operation of its business the Company and its Subsidiaries have used, and currently use, domestic and foreign patents, patent applications, patent licenses, software licenses, know-how licenses, trade names, trademarks, copyrights, unpatented inventions, service marks, trademark registrations and applications, service mark registrations and applications, copyright registrations and applications, trade secrets and other confidential proprietary information (collectively, as so used, the "Intellectual Property"). Section 3.01(n) of the Company Disclosure Letter contains an accurate and complete list of all Intellectual Property which is of material importance to the operation of the business of the Company and its Subsidiaries. The Company (or the Subsidiary indicated) owns the entire right, title and interest in and to the Intellectual Property listed on such Section 3.01(n) of the Company Disclosure Letter (including, without limitation, the exclusive right to use and license the same), except where the failure to own such right, title or interest would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole, and each item constituting part of the Intellectual Property which is owned by the Company or a Subsidiary and listed on Section 3.01(n) of the Company Disclosure Letter has been, to the extent indicated in Section 3.01(n) of the Company Disclosure Letter, duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other government entities, domestic or foreign, as are indicated in Section 3.01(n) of the Company Disclosure Letter and such registrations, filings and issuances remain in full force and effect, except where the failure to be so registered, filed or issued or for such registrations, filings or issuances would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole. There are no pending, or to the knowledge of the Company, threatened proceedings or litigation or other adverse claims affecting or with respect to the Intellectual Property of the Company. Section 3.01(n) of the Company Disclosure Letter lists all notices or claims currently pending or received by the Company or any of its Subsidiaries during the past two years which claim infringement, contributory infringement, inducement to infringe, misappropriation or breach by the Company or any of its Subsidiaries of any domestic or foreign patents, patent applications, patent licenses and know-how licenses, trade names, trademark registrations and applications, service marks, copyrights, copyright registrations or applications, unpatented inventions, trade secrets or other confidential proprietary information. There is, to the knowledge of the Company, no reasonable basis upon which a claim may be asserted against the Company or any of its Subsidiaries, for infringement, contributory infringement, inducement to infringe, misappropriation or breach of any domestic or foreign patents, patent applications, patent licenses, know-how licenses, trade names, trademark registrations and applications, common law trademarks, service marks, copyrights, copyright registrations or applications, trade secrets or other confidential proprietary information, other than as would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole. To the knowledge of the Company, no Person is infringing the Intellectual Property.

          (o) Proxy Statement, Schedule l4D-9 and Schedule l4D-1. The definitive proxy statement and related materials, if required, to be furnished to the holders of Common Stock in connection with the Merger pursuant to Section
     4.04 hereof (the "Proxy Statement") will comply in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. If at any time prior to the Shareholders' Meeting (as defined herein) any event occurs which should be described in an amendment or supplement to the Proxy Statement, the Company will file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. Prior to its filing with the Commission, the amendment or supplement shall be delivered to Parent and Sub and their counsel. None of the information supplied by the Company for inclusion or incorporation by reference in (i) the documents pursuant to which the Offer will be made, including the Offer Documents or (ii) the Proxy Statement, will, in the case of the Offer Documents, at the respective times the Offer Documents are filed with the Commission, or in the case of the Proxy Statement at the date such information is supplied and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstance under which they are made, not misleading. None of the information supplied by the Company in the
     Schedule 14D-9, at the respective times the Schedule 14D-9 is filed with the Commission, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made with respect to any information with respect to Parent, Sub or their officers, directors or affiliates provided to the Company by Parent or Sub in writing for inclusion in the Schedule 14D-9. The Schedule l4D-9 will comply in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. If at any time prior to the expiration or termination of the Offer any event occurs which should be described in an amendment or supplement to the Schedule l4D-9 or any amendment or supplement thereto, the Company will file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. Prior to its filing with the Commission, the amendment or supplement shall be delivered to Parent and Sub and their counsel.

          (p) Broker's or Finder's Fee. Except for Lehman Brothers (whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm, a true and correct copy of which has been previously delivered to Parent by the Company) and the fees referred to in
     Section 7.01(b) hereof, no agent, broker, Person or firm acting on behalf of the Company is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

          (q) Environmental Laws and Regulations. Except as set forth on Section 3.01(q) of the Company Disclosure Letter and except as would not reasonably be expected to have a material adverse effect on the Condition of the Company and its Subsidiaries, to the knowledge of the Company, (a) Hazardous Materials have not at any time been Released or disposed of on any Company Property or, any property adjoining or adjacent to any Company Property, (b) the Company and each of its Subsidiaries are in compliance in all material respects with all Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any Company Property, (c) there are no past, pending or threatened material Environmental Claims against the Company or any of its Subsidiaries or any Company Property and (d) there are no facts or circumstances, conditions or occurrences regarding any Company Property or any property adjoining or adjacent to any Company Property, that could reasonably be anticipated (A) to form the basis of a material Environmental Claim against the Company or any of its Subsidiaries or any Company Property or (B) to cause such Company Property to be subject to any material restrictions on its ownership, occupancy, use or transferability under any Environmental Law.

          For purposes of this Agreement, the following terms shall have the following meanings: (A) "Company Property" means any real property and improvements owned or leased by the Company or any of its Subsidiaries; (B) "Hazardous Materials" means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental Law; and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority; (C) "Environmental Law" means any federal, state or local statute, law, rule, regulation, ordinance, code or rule of common law in effect and in each case as amended as of the date hereof and Closing Date, and any judicial or administrative interpretation thereof applicable to the Company or its operations or property as of the date hereof and Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C.
     Section 3808 et seq.; and (D) "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law or any permit issued under any such Environmental Law (for purposes of this subclause
     (D), "Claims"), including without limitation (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment; and (E) "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying or seeping into or upon any land or water or air, or otherwise entering into the environment.

          (r) State Takeover Statutes; Charter Provisions. The Board of Directors of the Company has approved the Offer, the Merger and this Agreement and such approval is sufficient to render inapplicable to the Offer, the Merger and this Agreement and the other transactions contemplated by this Agreement, the provisions of Section 912 of the New York Business Corporation Law and the provisions of Article SEVENTH of the Company's Restated and Amended Certificate of Incorporation.

          (s) Voting Requirements. The affirmative vote of the holders of at least two thirds of the outstanding shares of Company Common Stock entitled to be cast approving this Agreement is the only vote of the holders of any class or series of the

     Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

          (t) Rights Agreement. (i) The Company and the Board of Directors of the Company have taken and will maintain in effect all necessary action to
     (i) render the Rights Agreement inapplicable with respect to the Offer, the Merger and the other transactions contemplated by this Agreement and (ii) ensure that (y) neither Parent nor Sub nor any of their Affiliates (as defined in the Rights Agreement) or Associates (as defined in the Rights Agreement) is considered to be an Acquiring Person (as defined in the Rights Agreement) and (z) the provisions of the Rights Agreement, including the occurrence of a Distribution Date (as defined in the Rights Agreement), are not and shall not be triggered by reason of the announcement or consummation of the Offer, the Merger or the consummation of any of the other transactions contemplated by this Agreement. The Board of Directors of the Company, at a meeting duly called and held, has resolved that the Rights shall be redeemed immediately prior to the acceptance for payment and purchase of any of the outstanding shares of Common Stock pursuant to the Offer in accordance with the terms of this Agreement provided that this Agreement shall not have been terminated in accordance with its terms. The Company has delivered to Parent a complete and correct copy of the Rights Agreement as amended and supplemented to the date of this Agreement.

          (u) Opinion of Financial Advisor. The Company has received the opinion of Lehman Brothers to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the Company's shareholders, other than Parent and Sub, is fair to such shareholders from a financial point of view, subject to the qualifications and assumptions contained therein, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent.

          3.02 Representations and Warranties of Parent and Sub. Each of Parent and Sub represents and warrants to the Company as follows:

          (a) Due Organization; Good Standing and Corporate Power. Parent is a corporation duly organized and validly existing and in good standing under the laws of Sweden. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

          (b) Authorization and Validity of Agreement. Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub, and the consummation by each of them of the transactions contemplated hereby, have been duly authorized by the Board of Directors of Parent and the Board of Directors of Sub. No other corporate action on the part of either of Parent or Sub is necessary to authorize the execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Sub and is a valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and general equitable principles.

          (c) Consents and Approvals; No Violations. Assuming (i) the filings required under the HSR Act are made and the waiting period thereunder has been terminated or has expired, (ii) voluntary notification under Exon-Florio is made, (iii) the requirements of the Exchange Act relating to the Proxy Statement and the Offer are met and (iv) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the laws of the State of New York is made, the execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby will not: (1) violate any provision of the Articles of Association of Parent or the Certificate of Incorporation or By-Laws of the Sub; (2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to Parent or Sub or by which either of their respective properties or assets may be bound; (3) require any filing with, or permit, consent or approval of, or the giving of any notice to any governmental or regulatory body, agency or authority; or (4) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Parent, Sub or any of their subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Parent or Sub or any of their subsidiaries is a party, or by which they or their respective properties or assets may be bound except for in the case of clauses (3) and (4) above for such filing, permit, consent, approval or violation, which would not reasonably be expected to have a material adverse effect on the Condition of the Parent and Sub, taken as a whole, or could be reasonably likely to prevent or materially delay consummation of the transactions contemplated by this Agreement.

          (d) Offer Documents, Schedule l4D-9 and Proxy Statement. The Offer Documents will comply in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. If at any time prior to the expiration or termination of the Offer any event occurs which should be described in an amendment or supplement to the Schedule l4D-1 or any amendment or supplement thereto, Sub will file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. Prior to its filing with the Commission, the amendment or supplement shall be delivered to the Company and its counsel. The written information supplied or to be supplied by Parent and Sub for inclusion in the Proxy Statement and the Schedule l4D-9 of the Company will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made with respect to any information with respect to the Company or its officers, directors and affiliates provided to Parent or Sub by the Company in writing for inclusion in the Offer Documents or amendments or supplements thereto.

          (e) Broker's or Finder's Fee. Except for Salomon Brothers, Inc (whose fees and expenses as financial advisor to Parent and Sub will be paid by Parent or Sub), no agent, broker, Person or firm acting on behalf of Parent or Sub is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

          (f) Financing. Parent has entered into two credit facilities with a Swedish bank (copies of which have been delivered to the Company) pursuant to which credit agreements such bank, subject to certain conditions set forth in such credit agreements, will provide all funds necessary, together with funds available to the Parent and Sub, to consummate the transactions contemplated hereby.


                                   ARTICLE IV

                       TRANSACTIONS PRIOR TO CLOSING DATE

          4.01 Access to Information Concerning Properties and Records. During the period commencing on the date hereof and ending on the earlier of (x) the Closing Date and

(y) the date on which this Agreement is terminated pursuant to Section 6.01 hereof, the Company shall, and shall cause each of its Subsidiaries to, upon reasonable notice, afford Parent and Sub, and their respective counsel, accountants, consultants and other authorized representatives, reasonable access during normal business hours to the employees, properties, books and records of the Company and its Subsidiaries in order that they may have the opportunity to make such investigations as they shall desire of the affairs of the Company and its Subsidiaries; such investigation shall not, however, affect the representations and warranties made by the Company in this Agreement. The Company shall furnish promptly to Parent and Sub (a) a copy of each report, schedule, registration statement and other document filed by it or its Subsidiaries during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its or its Subsidiaries' business, properties and personnel as Parent and Sub may reasonably request. The Company agrees to cause its officers and employees to furnish such additional financial and operating data and other information and respond to such inquiries as Parent and Sub shall from time to time request.

          4.02 Confidentiality. Information obtained by Parent, Sub and their respective counsel, accountants, consultants and other authorized representatives pursuant to Section 4.01 hereof shall be subject to the provisions of the Confidentiality Agreement between the Company and Parent dated April 4, 1997 (the "Confidentiality Agreement").

          4.03 Conduct of the Business of the Company Pending the Closing Date. The Company agrees that, except as permitted, required or specifically contemplated by, or otherwise described in, this Agreement or otherwise consented to or approved in writing by Parent (which consent or approval shall not be unreasonably withheld), during the period commencing on the date hereof until such time as nominees of Parent shall comprise two thirds of the members of the Board of Directors of the Company or this Agreement shall have been terminated pursuant to Section 6.01 hereof:

          (a) The Company and each of its Subsidiaries will conduct their respective operations only according to their ordinary and usual course of business consistent with past practice and will use their reasonable best efforts to preserve intact their respective business organization, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients, joint venture partners, and others having significant business relationships with them;

          (b) Neither the Company nor any of its Subsidiaries shall (i) make any change in or amendment to its Restated and Amended Certificate of Incorporation or By-Laws (or comparable governing documents); (ii) issue or sell any shares of its capital stock (other than in connection with the exercise of Options outstanding on the date hereof) or any of its other securities, or issue any securities convertible into, or options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any of its other securities, or make any other changes in its capital structure; (iii) sell or pledge or agree to sell or pledge any stock owned by it in any of its Subsidiaries except pursuant to certain call options in respect of the capital stock of certain of its dealership subsidiaries, as set forth in Section 3.01(c)(ii) of the Company Disclosure Letter; (iv) declare, pay, set aside or make any dividend (other than regular quarterly cash dividends of $.0625 per share of Common Stock) or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire any shares of its capital stock or its other securities, ; (v) (A) enter into any contract or commitment with respect to capital expenditures with a value in excess of, or requiring expenditures by the Company and its Subsidiaries in excess of, $1.0 million, individually, or enter into contracts or commitments with respect to capital expenditures with a value in excess of, or requiring expenditures by the Company and its Subsidiaries in excess of, $3.0 million, in the aggregate; (B) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business or division thereof; or (C) enter into, amend, modify, supplement or cancel any other material contract, (vi) except in the ordinary course of business, consistent with past practice, acquire a material amount of assets or securities or release or relinquish any material contract rights;
     (vii) except in the ordinary course of business, consistent with past practice, and except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement, increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of employees of the Company or its subsidiaries who are not officers of the Company in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of its Subsidiaries (other than employment contracts with the individuals listed on Section 4.03(b)(vii) of the Company Disclosure Letter), or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees; (viii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, encumber or subject to any lien, any material assets or incur or modify any indebtedness or other material liability, other than in the ordinary course of business, or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any person or, other than in the ordinary course of business consistent with past practice, make any loan or other extension of credit; (ix) agree to the settlement of any material claim or litigation; (x) make any material tax election or settle or compromise any material tax liability; (xi) permit any insurance policy naming it as beneficiary or a loss payable payee to be cancelled without notice to Parent; (xii) except as required by applicable law or generally accepted accounting principals, make any material change in its method of accounting; (xiii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries not constituting an inactive Subsidiary (other than the Merger); or (xiv) agree, in writing or otherwise, to take any of the foregoing actions; and

          (c) The Company shall not, and shall not permit any of its Subsidiaries to, (i) take any action, engage in any transaction or enter into any agreement which would cause any of the representations or warranties set forth in Section 3.01 hereof to be untrue as of the Closing Date, or (ii) purchase or acquire, or offer to purchase or acquire, any shares of capital stock of the Company.

          4.04 Proxy Statement. If shareholder approval of the Merger is required by law or by the Company's Restated and Amended Certificate of Incorporation or By-Laws, as promptly as practicable, following Parent's request the Company will prepare and file a preliminary Proxy Statement with the Commission and will use its reasonable best efforts to respond to the comments of the Commission, if any, in connection therewith and to furnish all information regarding the Company required in the definitive Proxy Statement (including, without limitation, financial statements and supporting schedules and certificates and reports of independent public accountants). Parent, Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Sub will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Proxy Statement. Promptly after the expiration or termination of the Offer, if required by the New York Business Corporation Law in order to consummate the Merger, the Company will cause the definitive Proxy Statement to be mailed to the shareholders of the Company and, if necessary, after the definitive Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, resolicit proxies. The Company will not use any proxy material in connection with the meeting of its shareholders without Parent's prior approval.

          4.05 Shareholder Approval. (a) Promptly following the purchase of shares of Common Stock pursuant to the Offer, if required by New York Business Corporation Law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, convene and hold a meeting of the holders of

Common Stock (the "Shareholders' Meeting") for the purpose of voting upon this Agreement and the Merger and the Company agrees that this Agreement and the Merger shall be submitted at such meeting. The Company shall use its reasonable best efforts to solicit from its shareholders proxies, and shall take all other action necessary and advisable, to secure the vote of shareholders required by applicable law and the Company's Restated and Amended Certificate of Incorporation or By-Laws to obtain the approval for this Agreement. Subject to
Section 4.07 hereof, the Company agrees that it will include in the Proxy Statement the recommendation of its Board of Directors that holders of Common Stock approve and adopt this Agreement and approve the Merger. Parent will cause all shares of Common Stock owned by Parent and its Subsidiaries (including Sub) to be voted in favor of this Agreement and the Merger.

          (b) Notwithstanding the foregoing, in the event that Sub shall acquire at least 90% of the outstanding Company Common Stock, the Company agrees, at the request of Parent and Sub, subject to Article V, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's shareholders, in accordance with Section 905 of the New York Business Corporation Law.

          4.06 Reasonable Best Efforts. Subject to the terms and conditions provided herein, each of the Company, Parent and Sub shall, and the Company shall cause each of its Subsidiaries to, cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, their respective reasonable best efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its Subsidiaries as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Offer and the Merger; provided, however, that no loan agreement or contract for borrowed money shall be repaid except as currently required by its terms, in whole or in part, and no contract shall be amended to increase the amount payable thereunder or otherwise to be more burdensome to the Company or any of its Subsidiaries in order to obtain any such consent, approval or authorization without first obtaining the written approval of Parent and Sub.

          4.07 No Solicitation of Other Offers. (a) The Company and its affiliates and each of their respective officers, directors, employees, representatives and agents shall immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to any Acquisition Proposal (as defined below). Neither the Company nor any of its affiliates, shall, directly or indirectly, take (and the Company shall not authorize or permit its or its affiliates, officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents or affiliates, to so take) any action to (i) encourage, solicit or initiate the making of any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any way in discussions or negotiations with, or, furnish or disclose any information to, any Person (other than Parent or Sub) in connection with, or take any other action to facilitate any inquiries or the making of any proposal (including without limitation by taking any action that would make the Rights Agreement, Section 912 of the New York Business Corporation Law or the provisions of Article SEVENTH of the Company's Restated and Amended Certificate of Incorporation inapplicable to an Acquisition Proposal) that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, provided, however, that the Company, in response to an unsolicited Acquisition Proposal and in compliance with its obligations under Section 4.07(b) hereof, may participate in discussions or negotiations with or furnish information to any third party which proposes a transaction which the Board of Directors of the Company reasonably determines will result in a Superior Proposal if the Board of Directors believes (and has been advised by independent outside counsel) that failing to take such action would constitute a breach of its fiduciary duties. In addition, neither the Board of Directors of the Company nor any Committee thereof shall (x) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub the approval and recommendation of the Offer and this Agreement or (y) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, provided that the Company may recommend to its shareholders an Acquisition Proposal and in connection therewith withdraw or modify its approval or recommendation of the Offer or the Merger if (i) the Board of Directors of the Company has determined that the Acquisition Proposal is a Superior Proposal, (ii) all the conditions to the Company's right to terminate this Agreement in accordance with Section 6.01(f) hereof have been satisfied (including the expiration of the three Business Day period described therein and the payment of all amounts required pursuant to Section 7.01 hereof) and (iii) simultaneously with such withdrawal, modification or recommendation, this Agreement is terminated in accordance with
Section 6.01(f) hereof. Any actions permitted under, and taken in compliance with, this Section 4.07 shall not be deemed a breach of any other covenant or agreement of such party contained in this Agreement.

          "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company or any of its Subsidiaries or of over 10% of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Company or any of its Subsidiaries, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby. "Superior Proposal" shall mean a bona fide proposal made by a third party to acquire all of the outstanding shares of the Company pursuant to a tender offer, a merger or a sale of all of the assets of the Company (x) on terms which a majority of the members of the Board of Directors of the Company determines in its good faith reasonable judgment (based on the advice of independent outside financial and legal advisors) to be more favorable to the Company and its shareholders than the transactions contemplated hereby and (y) for which financing is then available (it being understood that financing evidenced by highly confident letters and similar letters shall not be considered "available" for purposes of this Section).

          (b) In addition to the obligations of the Company set forth in paragraph (a), on the date of receipt thereof, the Company shall advise Parent of any request for information or of any Acquisition Proposal, or any inquiry or proposal with respect to any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the person making any such Acquisition Proposal. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal and keep Parent fully informed as to the details of any information requested of or provided by, the Company and as to the details of all discussions or negotiations with respect to any such request, takeover proposal or inquiry.

          (c) Immediately following the purchase of Shares pursuant to the Offer, the Company will request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof (the "Confidentiality Agreements") to return all confidential information heretofore furnished to such person by or on behalf of the Company.

          4.08 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent and Sub shall give prompt notice to the Company, of the occurrence, of failure to occur, of any event, which occurrence or failure to occur would be likely to cause any representation or warranty contained in this Agreement to be untrue in any material respect at any time from the date of this Agreement to the Effective Time. Each of the Company and Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

          4.09 HSR Act. (a) Each party hereto shall (i) take promptly all actions necessary to make the filings required of it or any of its affiliates under the applicable Antitrust

Laws (as defined in Section 4.09(e) hereof) in connection with this Agreement and the transactions contemplated hereby, (ii) comply at the earliest practicable date with any request for additional information or documentary material received by it or any of its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") and (iii) cooperate with one another in connection with any filing under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Antitrust Authority (as defined in Section 4.09(e) hereof).

          (b) Each party hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law. Without limiting the generality of the foregoing, "reasonable best efforts" shall include, without limitation:

          (i) in the case of each of Parent and the Company:

               (A) filing with the appropriate Antitrust Authorities no later than the fifth Business Day following the date hereof a Notification and Report Form with respect to the transactions contemplated by this Agreement; and

               (B) if Parent or the Company receives a second request for information and documents from an Antitrust Authority, substantially complying with such second request within 60 days following the date of its receipt thereof;

          (ii) in the case of Parent only, taking any and all actions reasonably necessary, proper or advisable to cause the HSR Condition and Section 5.01(b) hereof to be satisfied and to permit the Closing to occur as soon as possible, but in any event on or prior to the Outside Date (as defined below) (it being understood that, without limiting Parent's obligations hereunder, the timing of the Closing shall be as set forth in Section 2.11); provided, however, that Parent's obligations hereunder shall not include agreeing to dispose of or hold separately all or any material portion of the business or assets of Parent and its subsidiaries, taken as a whole or the Company and its Subsidiaries, taken as a whole, or to take any other action which would materially and adversely effect the business, assets or operations of Parent and its subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole; and

          (iii) in the case of the Company only, subject to Parent's compliance with clauses (i) and (ii) above, not frustrating or impeding Parent's strategy or negotiating positions with any Antitrust Authority.

          (c) Notwithstanding the foregoing, Parent's obligations pursuant to
Section 4.09(b)(ii) above shall not include defending any administrative, judicial or legislative action brought by any Antitrust Authority or other Person or otherwise litigating against any Antitrust Authority or other person. Should Parent nonetheless elect to litigate against any Antitrust Authority or other person, the Company shall cooperate with Parent in any such proceeding.

          (d) Each party hereto shall promptly inform the other parties of any material communication made to, or received by such party from, any Antitrust Authority or any other governmental or regulatory authority regarding any of the transactions contemplated hereby. In addition, and without limiting the generality of the foregoing, Parent and the Company each shall cause its counsel to (i) afford to the other party's counsel the opportunity to receive and to review for a reasonable period in advance of filing or submission to any Antitrust Authority all forms, letters and memoranda (excluding documents submitted as attachments or enclosed with such forms, letters or memoranda) proposed to be filed or submitted to any Antitrust Authority regarding the transactions contemplated hereby, and give reasonable consideration to any comments or proposals such counsel may make with respect to any such forms, letters or memoranda, (ii) give reasonable advance notice to the other party's counsel of each meeting or pre-arranged telephone call with any Antitrust Authority regarding the transactions contemplated hereby, so that such counsel may request to attend or otherwise participate therein, and to give reasonable consideration to such request, and (iii) promptly inform the other party's counsel of the substance of each other material communication (written or oral, in person or by telephone) with any Antitrust Authority regarding the transactions contemplated hereby.

          (e) For purposes hereof, (i) "Antitrust Authorities" means the FTC, the Antitrust Division and the attorneys general of the several states of the United States and (ii) "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the Antitrust Improvements Act, the Federal Trade Commission Act, as amended, and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

          4.10 Exon-Florio. The Company and Parent shall, as soon as possible and in any event within ten days of the date of this Agreement, file a voluntary notification pursuant to, and in compliance with, Exon-Florio and shall use their best efforts to respond to any inquiries from governmental officials with respect thereto.

          4.11 Employee Benefits. (a) Until the first anniversary of the Effective Time, Parent shall ensure that all employees and officers of the Company receive compensation and benefits in the aggregate substantially comparable to the compensation and benefits received by such individuals immediately prior to the date hereof.

          (b) Until the first anniversary of the Effective Time, Parent shall keep in effect all severance policies that are applicable to employees and officers of the Company immediately prior to the date hereof.

          (c) Following the Effective Time, (i) Parent shall ensure that no employee welfare benefit plan adopted by the Company shall have any preexisting condition limitations and (ii) Parent shall honor all premiums and deductibles paid by the employees, officers and directors of the Company under all Employee Benefit Plans up to (and including) the Effective Time.

          (d) Following the Effective Time, for purposes of eligibility and vesting, Parent shall honor all service credit accrued by the employees, officers and directors of the Company under all Employee Benefit Plans up to (and including) the Effective Time.

          (e) Following the Effective Time, Parent shall honor all employment contracts with employees and officers and all contracts for services rendered with directors of the Company.

          4.12 Directors' and Officers' Insurance; Indemnification. (a) The certificate of incorporation and the by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's certificate of incorporation and by-laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

          (b) For six years from the Effective Time, the Surviving Corporation shall either (x) maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent) (the "Indemnified Parties"); provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance which the Company represents to be $80,050 for the twelve month period ending on July 1, 1997; and provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided further that the Surviving Corporation may substitute for such Company policies, policies with at least the same coverage containing terms and conditions which are no less advantageous and provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time or (y) cause the Parent's, directors' and officers' liability insurance then in effect to cover those persons who are covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy with respect to those matters covered by the Company's directors' and officers' liability policy.

          (c) In furtherance of and not in limitation of the preceding paragraph, Parent and Sub agree that the officers and directors of the Company that are defendants in any litigation commenced by shareholders of the Company with respect to (x) the performance of their duties as officers and/or directors of the Company under federal or state law (including litigation under federal and state securities laws) and (y) Sub's offer or proposal to acquire the Company, including, without limitation, any and all such litigation commenced on or after the date of this Agreement (the "Subject Litigation") shall be entitled to be represented, at the reasonable expense of the Company, in the Subject Litigation by one counsel (including, if appropriate, one local counsel in each jurisdiction in which a case is pending) each of which such counsel shall be selected by a plurality of such director and officer defendants; provided that neither Parent nor the Company shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and that a condition to the indemnification payments provided in
Section 4.12(a) hereof shall be that such officer/director defendant not have settled any Subject Litigation without the consent of Parent; and provided further that neither Parent nor the Company shall have any obligation hereunder to any officer/director defendant when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such officer/director defendant in the manner contemplated hereby is prohibited by applicable law.

          (d) At the Effective Time, the Company shall remain liable for all of its obligations under the existing indemnification agreements with each of the directors and officers of the Company.

          4.13 Rights Agreement. The Company shall not redeem the Rights or amend (other than to delay the Distribution Date (as defined therein) or to render the Rights inapplicable to the Offer and the Merger) or terminate the Rights Agreement prior to the Effective Time without the consent of the Parent, unless required to do so by a court of competent jurisdiction.

          4.14. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and review by the other party of such release or statement or without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or any listing agreement with a national securities exchange or automated quotation system which Parent or the Company is a party if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

          4.15 Transfer Tax. Parent shall pay any New York State Real Estate Transfer Tax and New York City Real Property Transfer Tax (the "Transfer Taxes") and any similar taxes in any other jurisdiction (and any penalties and interest with respect to such taxes), which become payable in connection with the Offer and the Merger, on behalf of the shareholders of the Company. Parent and the Company shall cooperate in the preparation, execution and filing of any required returns with respect to such taxes (including returns on behalf of the shareholders of the Company) and in the determination of the portion of the consideration allocable to the real property of the Company and the Subsidiaries in New York State and City (or in any other jurisdiction, if applicable). The terms of the Offer to Purchase and of the Proxy Statement shall provide that the shareholders of the Company shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 4.14 in the preparation of any return with respect to the Transfer Taxes and any similar taxes, if applicable.


                                    ARTICLE V

                         CONDITIONS PRECEDENT TO MERGER

          5.01 Conditions Precedent to Obligations of Parent, Sub and the Company. The respective obligations of Parent and Sub, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Effective Time of each of the following conditions:

          (a) Approval of Company's Shareholders. To the extent required by applicable law, this Agreement and the Merger shall have been approved and adopted by holders of two thirds of the outstanding share of the Common Stock of the Company entitled to vote in accordance with applicable law (if required by applicable law) and the Company's Certificate of Incorporation and By-Laws;

          (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated;

          (c) Exon-Florio. The review periods, if applicable, under Exon-Florio shall have expired or have been terminated.

          (d) Injunction. No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Offer or the Merger and the transactions contemplated by this Agreement and which is in effect at the Effective Time, provided, however, that, in the case of a decree, injunction or other order, each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered;

          (e) Statutes. No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Offer or the Merger or has the effect of making the purchase of the Common Stock illegal; and

          (f) Minimum Condition. Sub shall have purchased shares of Common Stock pursuant to the Offer in a number sufficient to satisfy the Minimum Condition.


                                   ARTICLE VI

                           TERMINATION AND ABANDONMENT

          6.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of the Merger by the Company's shareholders:

          (a) by mutual consent of the Company, on the one hand, and of Parent and Sub, on the other hand;

          (b) by either Parent, on the one hand, or the Company, on the other hand, if any court of competent jurisdiction or any governmental or regulatory agency shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Common Stock pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

          (c) by Parent, on the one hand, or the Company, on the other hand, if the Effective Time shall not have occurred within 180 days after commencement of the Offer (the "Outside Date") unless the Effective Time shall not have occurred because of a material breach of any representation, warranty, obligation, covenant, agreement or condition set forth in this Agreement on the part of the party seeking to terminate this Agreement;

          (d) by Parent if the Offer is terminated or expires in accordance with its terms without Sub having purchased any Common Stock thereunder due to an occurrence which would result in a failure to satisfy any of the conditions set forth on Exhibit A hereto, unless any such failure shall have been caused by or resulted from the failure of Parent or Sub to perform in any material respect any covenant or agreement of either of them contained in this Agreement or the material breach by Parent or Sub of any representation or warranty of either of them contained in this Agreement;

          (e) by the Parent, in the event of a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in paragraph (e) or (g) of Annex A, (B) cannot or has not been cured prior to the earlier of (i) 15 days after the giving of written notice of such breach to the Company and (ii) two business days prior to the date on which the Offer expires and (C) has not been waived by Parent pursuant to the provisions hereof;

          (f) by either Parent, on the one hand, or the Company, on the other hand, if the Board of Directors of the Company determines that an Acquisition Proposal constitutes a Superior Proposal and the Board believes (and has been advised by independent outside counsel) that a failure to terminate this Agreement and enter into an agreement to effect the Superior Proposal would constitute a breach of its fiduciary duties; provided, however the Company may not terminate this Agreement pursuant to this
     Section 6.01(f) unless and until three Business Days have elapsed following delivery to the other party of a written notice of such determination by the Board of Directors and during such three Business Day period the Company has fully cooperated with the Parent, including, without limitation, informing the Parent of the terms and conditions of such Superior Proposal, and the identity of the Person making such Proposal, with the intent of enabling both parties to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; and provided further that at the end of such three Business Day period the Board of Directors of the Company determines that the Acquisition Proposal constitutes a Superior Proposal and the Board continues to believe (and has again been advised by independent outside counsel) that a failure to terminate this Agreement and enter into an agreement to effect the Superior Proposal would constitute a breach of its fiduciary duties; provided further that this Agreement shall not terminate pursuant to this Section 6.01(f) unless (i) prior to such termination Parent has received all fees and expenses set forth in Section
     7.01 hereof by wire transfer in same day funds and (ii) simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal which acquisition agreement permits the Company to terminate the acquisition agreement in the event the Board of Directors of the Company determines to effect a transaction with Parent;

          (g) by the Company, in the event of a breach by the Parent or Sub of any representation, warranty, covenant or agreement contained in this Agreement which cannot or has not been cured within 15 days after the giving of written notice of such breach to the Parent and Sub, except, in any case where such breaches are not reasonably likely to affect adversely Parent's or Sub's ability to complete the Offer or Merger; or

          (h) by the Company if Parent or Sub shall have (i) failed to commence the Offer within ten days following the date of this Agreement, (ii) terminated the Offer or (iii) failed to pay for shares of Common Stock pursuant to the Offer on or prior to the Outside Date, unless in the case of (i), (ii) or (iii) such failure shall have been caused by the failure of the Company to satisfy the conditions set forth in paragraph (e) or (g) of Annex A.

          6.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.01 hereof by Parent or Sub, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Parent, Sub or the Company, except that Sections 4.02, 3.01(p) and 7.01 hereof and this Section
6.02 shall survive any termination of this Agreement. Nothing in this Section
6.02 shall relieve any party to this Agreement of liability for breach of this Agreement.

                                   ARTICLE VII

                                  MISCELLANEOUS

          7.01 Fees and Expenses. (a) Except as provided in paragraph (b) below, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

          (b) If this Agreement is terminated other than solely because of a material breach of the representations or warranties of Parent or Sub or a failure of Parent or Sub to fulfill a material covenant or condition contained herein, then the Company shall (except as required to be earlier paid in accordance with Section 6.01(f) hereof) within two days after termination has occurred, pay to Parent in same day funds all of Parent's reasonably documented out-of-pocket expenses.

          (c) If this Agreement is terminated by Parent in accordance with
Section 6.01(d) or (e) hereof because of the occurrence of any of the events set forth in clause (iv)(e), (f) or (g) of Annex A or if this Agreement is terminated by the Company in accordance with Section 6.01(f) hereof, then the Company shall (except as required to be earlier paid in accordance with Section 6.01(f) hereof) pay to Parent in same day funds, in addition to the amounts required to be paid pursuant to Section 7.01(b), $12,000,000.

          7.02 Representations and Warranties. The respective representations and warranties of the Company, on the one hand, and Parent and Sub, on the other hand, contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Closing and thereafter none of the Company, Parent or Sub shall be under any liability whatsoever with respect to any such representation or warranty. This Section
7.02 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Effective Time.

          7.03 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Parent or Sub, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

          7.04 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier, as follows:

                  (a)  if to the Company, to it at:

                           The Raymond Corporation
                           P.O. Box 130
                           South Canal Street
                           Greene, New York  13778-0130

                           Attention:  President

                           with a copy to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York  10016

                           Attention:  Philip T. Ruegger, III, Esq.

                  (b)  if to either Parent or Sub, to it at:

                           Lift Acquisition Company, Inc.
                           c/o BT Industries AB
                           5-595 81 Mjolby
                           Sweden

                           Attention:  President and Chief
                                       Executive Officer
                           with a copy to:

                           White & Case
                           1155 Avenue of the Americas
                           New York, New York  10036

                           Attention:  William F. Wynne, Jr., Esq.


or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third business day after the mailing thereof except for a notice of a change of address, which shall be effective only upon receipt thereof.

          7.05 Entire Agreement. This Agreement and the annex, schedules and other documents referred to herein or delivered pursuant hereto, collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement.

          7.06 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, with respect to the provisions of Section 4.12 hereof, shall inure to the benefit of the persons or entities benefitting from the provisions thereof who are intended to be third-party beneficiaries thereof and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except as provided in the immediately preceding sentence, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          7.07 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in writing by the parties hereto in any and all respects before the Effective Time (notwithstanding any shareholder approval), by action taken by the respective Boards of Directors of Parent, Sub and the Company or by the respective officers authorized by such Boards of Directors, provided, however, that after any such shareholder approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval.

          7.08 Further Actions. Each of the parties hereto agrees that, subject to its legal obligations, it will use its best efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

          7.09 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

          7.10 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

          7.11 Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof.

          7.12 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          7.13 Certain Definitions. (a) "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a group and a government or other department or agency thereof.

          (b) "Subsidiary" with respect to the Company, shall mean and include
(x) any partnership of which the Company or any Subsidiary is a general partner or (y) any other entity in which the Company or any of its Subsidiaries owns or has the power to vote 50% or more of the equity interests in such entity having general voting power to participate in the election of the governing body of such entity.

          7.14 Parent Guarantee. Parent agrees to take all action necessary to cause Sub to perform all of its agreement, covenants and obligations under this Agreement. Parent shall be liable for any breach of any representation, warranty, agreement, covenant or obligation of Sub under this Agreement.

          7.15 Submission to Jurisdiction. Each party hereto hereby irrevocably and unconditionally:

          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the courts of the State of New York sitting in the City of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding will be in accordance with the laws of the State of New York and agrees to appoint an agent for service of process in the State of New York within 20 business days of the date hereof;

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, each of Parent, Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

                              BT INDUSTRIES AB

                              By /s/ Carl-Erik Ridderstrale
                                 ------------------------------------------
                                   Name: Carl-Erik Ridderstrale
                                   Title: President and Chief Executive Officer

                              By /s/ Per Zaunders
                                 ------------------------------------------
                                   Name: Per Zaunders
                                   Title: Vice President and Chief Financial
                                             Officer


                              LIFT ACQUISITION COMPANY, INC.

                              By /s/ Carl-Erik Ridderstrale
                                 ------------------------------------------
                                   Name: Carl-Erik Ridderstrale
                                   Title: President


                              THE RAYMOND CORPORATION

                              By /s/ Ross K. Colquhoun
                                 ------------------------------------------
                                   Name: Ross K. Colquhoun
                                   Title: Chairman of the Board of Directors
                                             and Chief Executive Officer

                                                                      ANNEX A
                                                                        to
                                                                   Agreement and
                                                                  Plan of Merger


          The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is annexed, except that the term "Merger Agreement" shall be deemed to refer to the Agreement to which this Annex A is appended and "Purchaser" shall be deemed to refer to Sub.

          Notwithstanding any other provision of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or subject to any applicable rules and regulations of the Commission, including Rule 14e-1c under the Exchange Act, pay for any shares of Common Stock tendered pursuant to the Offer and may terminate or amend the Offer and may postpone the acceptance of, and payment for, shares of Common Stock, if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer a number of shares of Common Stock which, together with shares of Common Stock owned by Parent or Purchaser (or any affiliate of Parent or Purchaser), represent two-thirds of the total voting power of all shares of capital stock of the Company outstanding on a fully diluted basis (the "Minimum Condition"), (ii) any applicable waiting period (and any extension thereof) under the HSR Act shall not have expired or been terminated (the "HSR Condition"), (iii) any applicable waiting period under Exon-Florio shall not have expired or been terminated (the "Exon-Florio condition") or (iv) if, at any time on or after the date of the Merger Agreement and at or before the time of payment for any such shares of Common Stock (whether or not any shares of Common Stock have theretofore been accepted for payment or paid for pursuant to the Offer) any of the following shall occur:

          (a) there shall be threatened, instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other Person, domestic or foreign, before any court of competent jurisdiction or governmental authority or agency, domestic or foreign, (i) challenging or seeking to, or which could reasonably be expected to make illegal, impede, delay or otherwise directly or indirectly restrain, prohibit or make materially more costly the Offer or the Merger or seeking to obtain material damages, (ii) seeking to prohibit or materially limit the ownership or operation by Parent or Purchaser of all or any material portion of the business or assets of the Company and its Subsidiaries taken as a whole or to compel Parent or Purchaser to dispose of or hold separately all or any material portion of the business or assets of Parent or the Company and its Subsidiaries taken as a whole, or seeking to impose any limitation on the ability of Parent or Purchaser to conduct its business or own such assets, (iii) seeking to impose limitations on the ability of Parent or Purchaser effectively to exercise full rights of ownership of the shares of Common Stock, including, without limitation, the right to vote any shares of Common Stock acquired or owned by Sub or Parent on all matters properly presented to the Company's shareholders, (iv) seeking to require divestiture by Parent or Purchaser of any shares of Common Stock; (v) seeking any material diminution in the

                                                                         ANNEX A
                                                                        Page A-2

     benefits expected to be derived by Parent or Purchaser as a result of the transactions contemplated by the Offer or the Merger, (vi) otherwise directly or indirectly relating to the Offer or the Merger and which, would have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole or Parent and its subsidiaries taken as a whole or the value of the shares of Common Stock, or (vii) otherwise materially adversely affecting the Condition of the Company and its Subsidiaries taken as a whole;

          (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, Purchaser, the Company or any Subsidiary or (ii) the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act or Exon-Florio to the Offer or to the Merger, which could reasonably be expected to directly or indirectly, result in any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above;

          (c) any change shall have occurred, or Parent shall have become aware of any fact, that has had or would have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole;

          (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies or in the New York Stock Exchange Composite Index in excess of 20% measured from the close of business on the trading day next preceding the date of the Merger Agreement, (iii) any material adverse change in the general political, market, economic or financial conditions in the United States or abroad that would have a material adverse effect upon the Condition of the Company and its Subsidiaries taken as a whole, (iv) any material change in United States or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any other jurisdiction in which any bank or other financial institution in any manner involved with the financing of the Offer or the Merger is incorporated, (vi) any material limitation (whether or not mandatory) by any Federal, state or foreign

                                                                         ANNEX A
                                                                        Page A-3

     governmental authority or agency on, the extension of credit by banks or other lending institutions, (vii) a commencement or escalation of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, an acceleration or worsening thereof;

          (e) any of the representations or warranties made by the Company in the Merger Agreement that are qualified as to materiality shall be untrue or incorrect in any respect or any such representations and warranties that are not so qualified shall be untrue or incorrect in any material respect, in each case as of the date of this Agreement and the scheduled expiration date of the Offer, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date;

          (f) the Company's Board of Directors shall have withdrawn, modified or amended in any respect adverse to Parent or Purchaser its recommendation of the Offer or the Merger, or shall have resolved to do so;

          (g) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under this Agreement; or

          (h) the Merger Agreement shall have been terminated in accordance with its terms,

which, in the reasonable judgment of Purchaser, in any such case and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

          The foregoing conditions are for the sole benefit of the Parent and the Purchaser and may be asserted by the Parent of the Purchaser, or may be waived by the Parent or the Purchaser, in whole or in part at any time and from time to time in its sole discretion (subject to the terms of the Merger Agreement). The failure by the Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Parent or the Purchaser concerning the events described in this Annex A will be final and binding upon all parties.

                                                                       EXHIBIT B

             CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

The Restated and Amended Certificate of Incorporation of The Raymond Corporation shall be amended to read as follows:

        FIRST: The name of the corporation shall be THE RAYMOND CORPORATION (the "Corporation").

        SECOND: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the BCL, provided that the Corporation is not formed to engage in any act or activity requiring the consent or approval of any official, department, board, agency or other body without such prior consent or approval first being obtained.

        THIRD: The duration of the Corporation shall be perpetual.

        FOURTH: The office of the Corporation in the State of New York shall be located in the Village of Greene, County of Chenango.

        FIFTH: The total authorized capital stock of the Corporation shall be One Thousand shares of Common Stock, par value one cent ($0.01) per share.

        No holder of any of the shares of the capital stock of the Corporation shall be entitled as of right to purchase or to subscribe for any unissued stock of any class, or any additional shares of any class, to be issued by reason of any increase of the authorized capital stock of the Corporation of any class, or bonds, certificates of indebtedness, debentures, or other securities convertible into stock of the Corporation or carrying any right to purchase stock of any class, but any such unissued stock, or such additional authorized issue to any stock, or of other securities convertible into stock or carrying any right to purchase stock, may be issued and disposed of pursuant to resolutions of the Board of Directors, to such persons, firms, corporations, or associations and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its discretion.

        SIXTH: The By-Laws may be adopted, amended or repealed by the Board of Directors by a vote of a majority of the directors then holding office.

                                                                       EXHIBIT B
                                                                          Page 2


        SEVENTH: The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served, and the address to which the Secretary of State shall mail a copy of any process against the Corporation served upon the Secretary of State is The Raymond Corporation, Greene, New York.

        EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for any breach of duty in such capacity except that the liability of a director shall not be eliminated or limited if a judgment or other final adjudication adverse to the director establishes that his/her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled or that his/her acts violated Section 719 of the BCL. If the BCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the BCL, as so amended. Any repeal of this Article, or any amendment of this Article insofar as it would in any way enlarge the liability of any director of the Corporation, shall be ineffective with respect to any acts or omissions occurring prior to the date of such repeal or amendment.

        NINTH: The Corporation shall, to the fullest extent permitted by applicable law, indemnify any person who is or was made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Corporation is serving or served in any capacity at the request of the Corporation, by reason of the fact that he/she, his/her testator or intestate, is or was a director or officer of the Corporation, or is serving or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and expenses, including attorneys' fees, or any appeal therein. Permissible indemnification may be provided, as a matter of discretion, to any other person in accordance with the provisions of the BCL, as from time to time amended, or other applicable law. Any director or officer of the Corporation serving
(i) another corporation, of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation, or (ii) any employee benefit plan of either, in any capacity, shall be deemed to be doing so at the request of the Corporation.

                                                                       EXHIBIT B
                                                                          Page 3


        Any person entitled to be indemnified as a matter of right pursuant to this provision may elect, to the extent permitted by law, to have the right to indemnification interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the action or proceeding, or on the basis of the applicable law in effect at the time indemnification is sought. The right to be indemnified pursuant to this provision shall be a contract right and shall include the right to be paid by the Corporation expenses incurred in defending any action or proceeding in advance of its final disposition; provided, however, that, the payment of such expenses incurred by a director or officer in his/her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including without limitation, service to an employee benefit plan) in advance of the final disposition of such action or proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should ultimately be determined that such director or officer is not entitled to be indemnified under this provision.

        If a claim is not paid in full by the Corporation within ninety days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled also to be paid the expense of prosecuting such claim. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he/she has met the applicable standard of conduct, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant had not met the applicable standard of conduct.